(KIRKLAND’S LOGO)

News Release

Contact: Mike Madden Vice President & CFO (731) 668-2444

KIRKLAND’S REPORTS THIRD QUARTER RESULTS

JACKSON, Tenn. (November 17, 2006) — Kirkland’s, Inc. (NASDAQ/NM: KIRK) today reported financial results for the 13-week and 39-week periods ended October 28, 2006.

Net sales for the third quarter ended October 28, 2006, increased 6.2% to $95.8 million compared with $90.2 million for the third quarter ended October 29, 2005. Comparable store sales for the third quarter of fiscal 2006 decreased 6.7% compared with a 3.4% decrease for the third quarter of fiscal 2005. During the quarter, the Company opened 17 stores and closed 3 stores, ending the quarter at 356 stores.

The Company reported a net loss of $2.9 million, or $0.15 per diluted share, for the third quarter of fiscal 2006 compared with a net loss of $2.5 million, or $0.13 per diluted share, for the prior-year period. The results for the quarter include the impact of a non-cash charge related to the impairment of fixed assets related to certain underperforming stores in the pre-tax amount of $0.7 million, or $0.02 per share.

Net sales for the 39-week period ended October 28, 2006, increased 6.8% to $279.4 million from $261.7 million for the 39-week period ended October 29, 2005. Comparable store sales for the 39-week period ended October 28, 2006, decreased 7.0% compared with an 8.1% decrease in the prior-year period. During the period, the Company opened 36 stores and closed 27 stores.

The Company reported a net loss of $11.5 million, or $0.59 per diluted share, for the 39-week period ended October 28, 2006, including a charge of $0.02 per share related to a benefits arrangement entered into during the second quarter with the Company’s Chief Executive Officer and the $0.02 per share impairment charge in the third quarter. The Company reported a net loss of $9.8 million, or $0.51 per diluted share, for the 39-week period ended October 29, 2005.

Robert Alderson, Kirkland’s Chief Executive Officer, said, “Customer traffic trends remained difficult during the third quarter resulting in a decline in the number of transactions. We were able to partially offset this decline by achieving a higher average ticket during the quarter. Throughout the quarter, we improved our merchandise margin, continued to manage inventories tightly and controlled occupancy and freight costs. These efforts led to a smaller loss than we had originally anticipated.”

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805 N. Parkway ¦ Jackson, Tennessee 38305 ¦ (731) 668-2444

KIRK Reports Third Quarter Results

November 17, 2006

Fourth Quarter and Fiscal 2006 Outlook
The Company issued guidance for the 14 weeks ending February 3, 2007, of net income of $0.54 to $0.62 per diluted share, compared with net income of $0.51 per diluted share for the 13 weeks ended January 28, 2006. Net sales are expected to be $163 million to $167 million, with a comparable store sales decrease of 1% to 4% compared with net sales of $153.4 million and a comparable store sales decrease of 5.0% in the prior-year period. Excluding the impact of the extra sales week included in this year’s fourth quarter fiscal calendar, the comparable store sales expectation would equate to a decrease of 5% to 8%.

The Company expects to report earnings for fiscal 2006 in a range of a net loss of $0.05 per diluted share to net income of $0.03 per diluted share, net sales of approximately $443 million to $447 million, and a comparable store sales decrease of 4% to 6%. These expected results reflect a 53-week year for fiscal 2006 compared with 52 weeks for fiscal 2005. Excluding the impact of the extra sales week included in this year’s fiscal calendar, the comparable store sales expectation would equate to a decrease of 6% to 8%.

The Company expects to open an additional 13 stores during the fourth quarter bringing the total for fiscal 2006 to 49. The Company expects to close approximately 20 additional stores in fiscal 2006, the large majority of which will close during the last week of the fiscal year due to the timing of lease expiration dates and the shifting of the retail calendar.

Mr. Alderson added, “Looking ahead to the fourth quarter, we have taken a more conservative outlook for the time being based upon the persistence of weak traffic, a difficult home décor sector, and the anticipated trend of most consumers delaying buying decisions until later in the quarter. Our near-term focus is on maximizing fourth quarter business by effectively managing promotions and markdowns in what is already a highly promotional environment, and providing a better guest experience through personal service and in-store support. As we look ahead to 2007, we are encouraged by the progress we are making in transitioning the merchandise assortment to reflect a trend-right style and broader appeal with a key item focus and a renewed emphasis on gifts.”

Investor Conference Call and Web Simulcast
Kirkland’s will conduct a conference call today, November 17, at 11:00 a.m. ET to discuss the third quarter earnings release and other Company developments, including the outlook for fiscal 2006. The number to call for this interactive teleconference is (913) 981-5520. A replay of the conference call will be available until November 24, 2006, by dialing (719) 457-0820 and entering the passcode, 6441071.

Kirkland’s will also host a live broadcast of its conference call online at the Company’s website, www.kirklands.com, as well as http://www.videonewswire.com/event.asp?id=35757. The online replay will follow shortly after the call and will continue until December 1, 2006.

Kirkland’s, Inc. was founded in 1966 and is a leading specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 359 stores in 37 states. The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products. The Company’s stores also offer an extensive assortment of holiday merchandise, as well as items carried throughout the year suitable for giving as gifts. More information can be found at www.kirklands.com.

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KIRK Reports Third Quarter Results

November 17, 2006

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 12, 2006. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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KIRK Reports Third Quarter Results

November 17, 2006

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share amounts)

	13 Weeks Ended
	October 28,	October 29,
	2006	2005
Net sales	$95,802	$90,200
Cost of sales	66,994	64,516

Gross profit	28,808	25,684
Operating expenses:
Other operating expenses	28,474	25,914
Depreciation and amortization	4,464	3,843
Impairment charge	688	—
Non-cash stock compensation charge	210	—

Operating loss	(5,028)	(4,073)
Interest expense	95	86
Interest income	—	—
Other income	(73)	(60)

Loss before income taxes	(5,050)	(4,099)
Income tax benefit	(2,117)	(1,620)

Net loss	$(2,933)	$(2,479)

Loss per share:
Basic	$(0.15)	$(0.13)

Diluted	$(0.15)	$(0.13)

Shares used to calculate loss per share:
Basic	19,444	19,336

Diluted	19,444	19,336

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KIRK Reports Third Quarter Results

November 17, 2006

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share amounts)

	39 Weeks Ended
	October 28,	October 29,
	2006	2005
Net sales	$279,366	$261,683
Cost of sales	200,839	189,692

Gross profit	78,527	71,991
Operating expenses:
Other operating expenses	83,625	77,432
Post-employment benefit charge	728	—
Depreciation and amortization	13,100	10,919
Impairment charge	688	—
Non-cash stock compensation charge	743	—

Operating loss	(20,357)	(16,360)
Interest expense	180	169
Interest income	(130)	(90)
Other income	(412)	(201)

Loss before income taxes	(19,995)	(16,238)
Income tax benefit	(8,464)	(6,414)

Net loss	$(11,531)	$(9,824)

Loss per share:
Basic	$(0.59)	$(0.51)

Diluted	$(0.59)	$(0.51)

Shares used to calculate loss per share:
Basic	19,418	19,309

Diluted	19,418	19,309

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KIRK Reports Third Quarter Results

November 17, 2006

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in thousands)

	October 28, 2006	October 29, 2005	January 28, 2006
ASSETS
Current assets:
Cash and cash equivalents	$381	$463	$14,968
Inventories, net	63,138	57,811	49,180
Other current assets	17,277	17,922	8,683

Total current assets	80,796	76,196	72,831
Property and equipment, net	73,143	70,018	72,091
Other long-term assets	1,914	1,599	1,662

Total assets	$155,853	$147,813	$146,584

LIABILITIES AND SHAREHOLDERS’ EQUITY
Revolving line of credit	$5,897	$3,674	$—
Accounts payable	33,624	35,476	24,231
Other current liabilities	19,233	16,997	18,942

Total current liabilities	58,754	56,147	43,173
Deferred rent and other long-term liabilities	40,742	35,324	37,003

Total liabilities	99,496	91,471	80,176

Net shareholders’ equity	56,357	56,342	66,408

Total liabilities and shareholders’ equity	$155,853	$147,813	$146,584

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